Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(In thousands)

	For the Year Ended December 31
	2006		2005		2004		2003		2002		2001
Ratio 1 – including deposit interest

Earnings:
Income before income taxes	$2,986,441		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges	5,188,060		3,203,493		1,577,826		1,490,092		1,932,209		3,065,973

Total	$8,174,501		$6,069,888		$3,834,852		$3,399,230		$3,755,533		$5,095,413

Fixed charges:
Interest on deposits	$3,464,700		$1,832,975		$766,188		$771,631		$1,117,296		$1,812,385
Interest on funds purchased and securities sold under agreements to repurchase	543,057		312,193		108,591		106,174		140,463		412,218
Interest on other short-term borrowings	89,866		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	1,033,932		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	56,505		51,150		44,599		41,553		40,721		38,999

Total fixed charges	$5,188,060		$3,203,493		$1,577,826		$1,490,092		$1,932,209		$3,065,973

Preferred stock dividend requirements	12,466		—		—		—		—		—

Fixed charges and preferred stock dividends	$5,200,526		$3,203,493		$1,577,826		$1,490,092		$1,932,209		$3,065,973

Ratio of earnings to fixed charges	1.58	x	1.89	x	2.43	x	2.28	x	1.94	x	1.66	x

Ratio of earnings to fixed charges and preferred stock dividends	1.57	x	1.89	x	2.43	x	2.28	x	1.94	x	1.66	x

Ratio 2 – excluding deposit interest

Earnings:
Income before income taxes	$2,986,441		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges	1,723,360		1,370,518		811,638		718,461		814,913		1,253,588

Total	$4,709,801		$4,236,913		$3,068,664		$2,627,599		$2,638,237		$3,283,028

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$543,057		$312,193		$108,591		$106,174		$140,463		$412,218
Interest on other short-term borrowings	89,866		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	1,033,932		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	56,505		51,150		44,599		41,553		40,721		38,999

Total fixed charges	$1,723,360		$1,370,518		$811,638		$718,461		$814,913		$1,253,588

Preferred stock dividend requirements	12,466		—		—		—		—		—

Fixed charges and preferred stock dividends	$1,735,826		$1,370,518		$811,638		$718,461		$814,913		$1,253,588

Ratio of earnings to fixed charges	2.73	x	3.09	x	3.78	x	3.66	x	3.24	x	2.62	x

Ratio of earnings to fixed charges and preferred stock dividends	2.71	x	3.09	x	3.78	x	3.66	x	3.24	x	2.62	x